  Exhibit 10.2
STOCK AGREEMENT

WHEREAS, the Executive is employed by the Company as Chief Financial Officer (“CFO”) of the Company and its subsidiaries (“Subsidiaries”), and has performed duties of his employment in a capable and efficient manner, resulting in substantial benefit to the Company; and

WHEREAS, the Company desires to modify and extend the Stock Agreement dated April 13, 2017 (Original Agreement), of the Executive, and Executive is desirous of committing himself to continued service to the Company on the terms herein provided. The terms herein supersede and replace the terms of the Original Agreement.

WHEREAS, The Board of Directors has previously awarded 1,250,000 shares of the Company’s common stock (the “stock”), subject to certain milestones and forfeiture clauses to the Executive.

The Board of Directors acknowledges that the Original Agreement Milestone 1 and Milestone 2 were successfully achieved, and in an effort to incentivize the employee, has modified and extended Milestone 3 and 4 as set forth below to the following terms:

3. $80 Million Market Cap
When the company obtains a $80 Million average market cap for any 5 consecutive days, the employee will retain 25% of the stock (312,500 shares). If not obtain within 18 months of the date of this agreement, 25% of the stock will be forfeited by the employee.

4. Up-list to NASDAQ or NYSE
The date the Company up-list to NASDAQ or NYSE, the employee will retain 25% of the stock (312,500 shares). If not obtain within 18 months of the date of this agreement, 25% of the stock will be forfeited by the employee.

ACCEPTED AND AGREED TO:

John Busshaus

By: /s/ John Busshaus
Name: John Busshaus

Liberated Syndication Inc.

By: /s/ John G. Smith
Name: John G. Smith
Title: Board Member and Chair of Compensation Committee